EXHIBIT 99.1

McGrath RentCorp Announces Results for Third Quarter 2013

Rental revenues increase 4%

Net income up 1%

EPS decreases 4% to $0.48 for the Quarter

LIVERMORE, Calif., Oct. 30, 2013 (GLOBE NEWSWIRE) -- McGrath RentCorp (Nasdaq:MGRC) (the "Company"), a diversified business to business rental company, today announced revenues for the quarter ended September 30, 2013 of $108.9 million, an increase of 10%, compared to $99.4 million in the third quarter of 2012. The Company reported net income of $12.6 million, or $0.48 per diluted share for the third quarter of 2013, compared to net income of $12.5 million, or $0.50 per diluted share, in the third quarter of 2012.

Dennis Kakures, President and CEO of McGrath RentCorp, made the following comments regarding these results and future expectations:

"Although we are disappointed that Company-wide net income was relatively flat and EPS down 4% from a year ago, we are pleased with the underlying favorable business activity levels and momentum we are seeing overall in our rental business portfolio. A higher fully diluted share count from a year ago led to the $0.02 reduction in EPS.

Rental revenues at Adler Tank Rentals, our tank and box division, increased by $2.3 million, or 13%, to $19.1 million from a year ago. New business activity as measured by first month's rent and units booked continued favorably with increases of 20% and 26%, respectively, from the same period a year ago. With an increasing mix of non-fracking related rentals, we are seeing shorter average rental terms and a greater churn of rental equipment which has put downward pressure on utilization. Average utilization was 66.8% for the quarter compared to 68.9% in 2012; however average equipment on rent was $179.4 million during the quarter compared to $159.8 million a year ago. This is reflective of our need to continue to acquire a variety of tanks and boxes, other than 21K standard frack tanks, to support non-fracking end markets. In fact, during the third quarter, non-fracking related rental revenues increased by 24% to 88% of our rental revenue mix from 81% for the same period in 2012.

Although we were disappointed with Adler's results for the first half of 2013, third quarter divisional income from operations increased by $0.9 million, or 12%, to $8.5 million from a year ago. We benefited favorably from increases in both rental and rental related services gross profit during the quarter due to higher business activity levels and movement of incoming and outgoing equipment from the same period in 2012. However, we also experienced significantly higher SG&A expenses overall from a year ago primarily due to increased business activity levels and related sales compensation, additional headcount and facility infrastructure costs associated with a broader national footprint, and higher bad debt and health insurance costs. Inventory center expenses were also higher as a percentage of rents from the same period in 2012 due to the increased flow of incoming and outgoing equipment.

TRS-RenTelco, our electronics division, rental revenues for the quarter decreased by $0.8 million, or 3%, to $25.7 million from a year ago. The decline is directly related to the sale of our environmental test equipment assets and related rental revenue stream late in 2012. We also experienced lower business activity levels for general purpose test equipment with high-tech and aerospace & defense firms. This is further reflected in average utilization for the quarter of 62.5% compared to 65.7% in 2012. Average monthly rental rates for the quarter actually increased to 5.15% from 4.95% compared to a year ago; however, this is primarily due to an increased mix of communications test equipment which has shorter depreciable lives but higher rental rates than general purpose test equipment. Excluding environmental test equipment rental revenues from 2012, TRS-RenTelco rental revenues grew by approximately 1%; however, divisional income from operations decreased by $0.6 million, or 6%, to $9.6 million for the quarter. The higher percentage reduction in income from operations as compared to rental revenues is primarily due to higher depreciation expense as a percentage of rents and lower profit on equipment sales, partly offset by lower SG&A and laboratory costs, as compared to the same period in 2012.

Modular division-wide rental revenues for the quarter increased by $1.1 million, or 5%, to $21.1 million, from a year ago, as well as sequentially from the second quarter of 2013. During the third quarter we experienced a 15% increase in division-wide year over year first month's rental revenue bookings for modular buildings with an increase of 39% in California, and a decline of 3% outside of the state. Over the first nine months of 2013, we've experienced an 18% increase in division-wide year over year first month's rental revenue bookings for modular buildings with an increase of 24% in our markets outside of California, and 11% within the state. Rental bookings in 2013 are at their highest levels since 2007 prior to the Great Recession. Rental bookings have continued favorably in October. A number of orders booked over the past few months have only billed for a portion of the third quarter, or are not scheduled to ship and bill until either the fourth quarter of 2013 or the first quarter of 2014. Modular division ending utilization for the third quarter rose to 70.4% compared to 66.6% a year ago and 67.6% at the end of the second quarter of 2013. This is the highest modular division utilization level since the second quarter of 2009. We are also continuing to see rental rates rise for various sized products as demand exceeds readily available supply.

Modular division income from operations for the quarter decreased by $2.1 million, or 45%, to $2.5 million, from a year ago. The reduction in operating income is directly related to the increase in divisional booking levels and the significant increase in related inventory center costs for labor and materials to prepare and modify equipment for rental. This is compounded by needing to redeploy various rental assets that have been sitting idle for extended time frames which tend to have higher processing costs than inventory that turns more frequently. In fact, inventory center costs primarily for the preparation of booked orders and anticipated near-term orders were approximately $3.6 million higher during the third quarter compared to a year ago. For the first nine months of 2013 these equipment preparation costs are approximately $5.9 million higher than for the same time period in 2012. We expense the great majority of these costs in the quarter in which they are incurred; however, we expect to benefit from the associated rental revenue stream from such expenditures in the quarters ahead. We are beginning to see the early signs of quarterly rental revenue and utilization lift from the past few quarters of these higher than normal inventory center expenditures. We also had higher SG&A expenses during the quarter from a year ago primarily related to increased sales and operations staffing levels to support recovery of our modular rental business, and the continuing expansion of our portable storage rental business.  Finally, some of these increased costs were offset by higher gross profit on sales of equipment as well as on rental related services from a year ago.

Our portable storage business continued to make good progress during the quarter in building its customer following, increasing booking levels and growing rental revenues, from a year ago.  Rental revenues for the third quarter of 2013 grew by 35% from a year ago, as well as 16% sequentially over the second quarter of 2013.  Income from operations also grew favorably from a year ago. We are continuing to execute on our plans for a larger geographic footprint for our storage container rental business.  We believe that our portable storage business can become a meaningful contributor to McGrath RentCorp's overall earnings in the future.

As I shared with our second quarter 2013 results, we believe that each of our four rental businesses is fundamentally sound, strategically well-positioned and well-capitalized, both financially and operationally, to thrive in the years ahead. Although equipment preparation expenses incurred during the third quarter and year to date are significantly higher than a year ago, we couldn't be more pleased to finally experience the strong modular building market activity that is driving these higher costs in 2013.  To emphasize, these costs are for equipment preparation, including labor and materials to support maintenance, repairs and customer driven modifications. We should benefit from these expenditures in the quarters ahead through rental revenue and utilization growth.  To the extent that we continue to experience elevated inventory center expenses for building preparation, it would likely mean that market demand is staying very strong, and that rental revenue and utilization are recovering further. At some point in the quarters ahead, these inventory center building preparation costs should normalize as we benefit from equipment turns that do not require the extent of work that some of the sitting inventory has over the past year. We should also see favorable gross profit on rents and margin expansion at that time.

Please keep in mind that McGrath RentCorp has a very strong balance sheet with a funded debt to last twelve months actual adjusted EBITDA ratio of 1.76 to 1, and with current capacity to borrow an additional $249 million under our lines of credit.  We can be very opportunistic in growing our business lines with the availability of such funding. Finally, we are committed to making each of our rental businesses meaningful in size and earnings contribution, and with the best operating metrics by industry.  We continued to make favorable strides during the third quarter of 2013 towards achieving these goals."

All comparisons presented below are for the quarter ended September 30, 2013 to the quarter ended September 30, 2012 unless otherwise indicated.

Mobile Modular

For the third quarter of 2013, the Company's Mobile Modular division reported a 45% decrease in income from operations to $2.5 million. Rental revenues increased 5% to $21.1 million and other direct costs increased 53% to $10.2 million, which resulted in a decrease in gross profit on rental revenues of 27% to $7.2 million. Sales revenues increased 77% to $10.0 million, with gross profit on sales revenues increasing 54% to $2.0 million. Gross margin on sales revenue decreased to 20% from 23%, primarily due to lower margins on used equipment sales in the third quarter of 2013. Selling and administrative expenses increased 11% to $9.4 million primarily as a result of increased personnel and benefit costs.

TRS-RenTelco

For the third quarter of 2013, the Company's TRS-RenTelco division reported a 6% decrease in income from operations to $9.5 million.  Rental revenues decreased 3% to $25.7 million. The decrease in rental revenues together with a 4% increase in depreciation expense to $10.1 million, partly offset by a 9% decrease in other direct costs to $3.6 million, resulted in a decrease in gross profit on rental revenues of 7% to $12.1 million.  Sales revenues increased 19% to $6.9 million. Gross profit on sales decreased 5% to $2.7 million, with gross margin decreasing to 39% from 48%, primarily due to lower margins on used equipment sales in the third quarter of 2013.  Selling and administrative expenses decreased 8% to $5.7 million, primarily due to decreased salaries and benefit costs related to the exit of the environmental test equipment business in November 2012.

Adler Tanks

For the third quarter of 2013, the Company's Adler Tanks division reported a 12% increase in income from operations to $8.5 million. Rental revenues increased 13% to $19.1 million, partly offset by a 22% increase in other direct costs to $2.5 million and a 17% increase in depreciation expense to $3.5 million, which resulted in an increase in gross profit on rental revenues of 11% to $13.1 million.  Rental related services revenues increased 39% to $6.5 million, with gross profit on rental related services increasing $1.1 million to $1.8 million.  Selling and administrative expenses increased 29% to $6.4 million, primarily due to increased personnel and benefit costs.

OTHER HIGHLIGHTS

  Debt increased $2.0 million during the quarter to $280.9 million, with the Company's funded debt (notes payable) to equity ratio decreasing from 0.72 to 1 at June 30, 2013 to 0.71 to 1 at September 30, 2013. As of September 30, 2013, the Company had capacity to borrow an additional $249.1 million under its lines of credit.
  Dividend rate increased 2% to $0.24 per share for the third quarter of 2013 compared to the third quarter of 2012. On an annualized basis, this dividend represents a 2.7% yield on the October 29, 2013 close price of $35.70 per share.
  Adjusted EBITDA increased 3% to $43.4 million for the third quarter of 2013. At September 30, 2013, the Company's ratio of funded debt to the last twelve months actual Adjusted EBITDA was 1.76 to 1, unchanged from June 30, 2013. Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, amortization and non-cash share-based compensation. A reconciliation of net income to Adjusted EBITDA and Adjusted EBITDA to net cash provided by operating activities can be found at the end of this release.

You should read this press release in conjunction with the financial statements and notes thereto included in the Company's latest Forms 10-K and 10-Q and other SEC filings. You can visit the Company's web site at www.mgrc.com to access information on McGrath RentCorp, including the latest Forms 10-K and 10-Q and other SEC filings.

FINANCIAL GUIDANCE

The Company reconfirms its expectation that its 2013 full-year earnings per share will be in a range of $1.65 to $1.80 per diluted share.  Such a forward-looking statement reflects McGrath RentCorp's expectations as of October 30, 2013.  Actual 2013 full-year earnings per share results may be materially different than the Company's expectations since they are affected by many factors, including those factors outlined in the "forward-looking statements" paragraph at the end of this press release.

ABOUT MCGRATH RENTCORP

Founded in 1979, McGrath RentCorp is a diversified business-to-business rental company.  The Company's Mobile Modular division rents and sells modular buildings to fulfill customers' temporary and permanent classroom and office space needs in California, Texas, Florida, and the Mid-Atlantic from Washington D.C. to Georgia.  The Company's TRS-RenTelco division rents and sells electronic test equipment and is one of the leading rental providers of general purpose and communications test equipment in the Americas.  The Company's New Jersey based Adler Tank Rentals subsidiary rents and sells containment solutions for hazardous and nonhazardous liquids and solids with operations today serving key markets throughout the United States.  In 2008, the Company entered the portable storage container rental business in California under the trade name Mobile Modular Portable Storage, and in 2009 expanded this business into Texas and Florida.  For more information on McGrath RentCorp and its operating units, please visit our websites:

Corporate – www.mgrc.com

Tanks and Boxes – www.AdlerTankRentals.com

Modular Buildings – www.MobileModularRents.com

Portable Storage – www.MobileModularRents-PortableStorage.com

Electronic Test Equipment – www.TRS-RenTelco.com

School Facilities Manufacturing – www.Enviroplex.com

CONFERENCE CALL NOTE

As previously announced in its press release of October 9, 2013, McGrath RentCorp will host a conference call at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) on October 30, 2013 to discuss the third quarter 2013 results. To participate in the teleconference, dial 1-877-941-2068 (in the U.S.), or 1-480-629-9712 (outside the U.S.), or visit the investor relations section of the Company's website at www.mgrc.com. Telephone replay of the call will be available for 7 days following the call by dialing 1-800-406-7325 (in the U.S.), or 1-303-590-3030 (outside the U.S.). The pass code for the call replay is 4643659. In addition, a live audio webcast and replay of the call may be found in the investor relations section of the Company's website at http://mgrc.com/Investor/EventsAndArchive

FORWARD-LOOKING STATEMENTS

Statements in this press release which are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, regarding McGrath RentCorp's business strategy, future operations, financial position, estimated revenues or losses, projected costs, prospects, plans and objectives are forward looking statements. These forward-looking statements appear in a number of places and can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "future," "intend," "hopes," "goals" or "certain" or the negative of these terms or other variations or comparable terminology. In particular, the statements made in this press release about the following topics are forward looking statements: favorable business activity levels and momentum in the Company's rental business portfolio, including the non-fracking related rental market, belief that inventory center expenditures will normalize and that the Company should benefit from the associated rental revenues resulting in favorable gross profit on rents and margin expansion, belief that the Company's portable storage business can become a meaningful contributor to its overall earnings in the future, positive indicators relating to the Company's four rental businesses, positive indicators relating to the Company's ability to execute its plans for a larger geographic footprint for its storage container rental business, our diligent commitment to make up rental revenue shortfall by year end, and the statements under the heading "Financial Guidance."

Management cautions that forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause our actual results to differ materially from those projected in such forward-looking statements including, without limitation, the following: the effects of a recession and financial, budget and credit crises, particularly in California, including the impact on funding for school facility projects and residential and commercial construction sectors, our customers' need and ability to rent our products, and the Company's ability to access additional capital; the Company's ability to manage operating costs; changes in state funding for education and the timing and impact of federal stimulus monies; the effectiveness of management's strategies and decisions, general economic, stock market and business conditions, including in the states and countries where we sell or rent our products; continuing demand for our products; hiring, retention and motivation of key personnel; failure by third parties to manufacture and deliver our products in a timely manner and to our specifications; the cost of and our ability to successfully implement information system upgrades; our ability to finance expansion and to locate and consummate acquisitions and to successfully integrate such acquisitions; fluctuations in interest rates and the Company's ability to manage credit risk; our ability to effectively manage our rental assets; the risk that we may be subject to litigation under environmental, health and safety and product liability laws and claims from employees, vendors and other third parties; fluctuations in the Company's effective tax rate; changes in financial accounting standards; our failure to comply with internal control requirements; catastrophic loss to our facilities; effect on the Company's Adler Tanks business from reductions to the price of oil or gas and competition in the gas and oil shale fracking rental market; new or modified statutory or regulatory requirements; success of the Company's strategic growth initiatives; risks associated with doing business with government entities; seasonality of our businesses; intense industry competition including increasing price pressure and more competitive contractual terms; our ability to timely deliver, install and redeploy our rental products; significant increases in raw materials, labor, and other costs; and risks associated with operating internationally, including unfavorable exchange rates for the U.S. dollar against our Canadian dollar denominated revenues.

Our future business, financial condition and results of operations could differ materially from those anticipated by such forward-looking statements and are subject to risks and uncertainties including the risks set forth above, those discussed in Part II—Item 1A "Risk Factors" and elsewhere in our Form 10-Q for the quarter ended September 30, 2013 filed with the SEC on October 30, 2013 and in our Form 10-K for the year ended December 31, 2012 filed with the SEC on February 22, 2013, and those that may be identified from time to time in our reports and registration statements filed with the SEC.  Forward-looking statements are made only as of the date of this press release and are based on management's reasonable assumptions; however, these assumptions can be wrong or affected by known or unknown risks and uncertainties.  Readers should not place undue reliance on these forward-looking statements and are cautioned that any such forward-looking statements are not guarantees of future performance.  Except as otherwise required by law, we do not undertake any duty to update any of the forward-looking statements after the date of this press release to conform such statements to actual results or to changes in our expectations.

MCGRATH RENTCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share amounts)	2013	2012	2013	2012

REVENUES
Rental	$65,941	$63,418	$189,585	$183,327
Rental Related Services	15,858	13,010	39,364	34,703
Rental Operations	81,799	76,428	228,949	218,030
Sales	26,515	22,382	54,186	42,318
Other	546	620	1,571	1,776
Total Revenues	108,860	99,430	284,706	262,124

COSTS AND EXPENSES
Direct Costs of Rental Operations
Depreciation of Rental Equipment	17,233	16,163	50,461	47,236
Rental Related Services	11,278	10,252	29,591	27,816
Other	16,361	12,698	42,202	33,856
Total Direct Costs of Rental Operations	44,872	39,113	122,254	108,908
Costs of Sales	18,778	16,677	38,098	28,961
Total Costs of Revenues	63,650	55,790	160,352	137,869
Gross Profit	45,210	43,640	124,354	124,255
Selling and Administrative Expenses	22,383	20,848	65,813	63,372
Income from Operations	22,827	22,792	58,541	60,883
Interest Expense	2,148	2,312	6,508	6,867
Income Before Provision for Income Taxes	20,679	20,480	52,033	54,016
Provision for Income Taxes	8,106	8,029	20,397	21,175
Net Income	$12,573	$12,451	$31,636	$32,841

Earnings Per Share:
Basic	$0.49	$0.50	$1.25	$1.33
Diluted	$0.48	$0.50	$1.23	$1.31
Shares Used in Per Share Calculation:
Basic	25,649	24,785	25,338	24,730
Diluted	26,095	25,106	25,787	25,133

Cash Dividends Declared Per Share	$0.240	$0.235	$0.720	$0.705

MCGRATH RENTCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	September 30,	December 31,
(in thousands)	2013	2012

ASSETS
Cash	$651	$1,612
Accounts Receivable, net of allowance for doubtful accounts of $2,001 in 2013 and $3,000 in 2012	92,819	92,256

Rental Equipment, at cost:
Relocatable Modular Buildings	577,898	551,101
Electronic Test Equipment	270,164	266,934
Liquid and Solid Containment Tanks and Boxes	277,972	254,810
	1,126,034	1,072,845
Less Accumulated Depreciation	(372,224)	(353,992)
Rental Equipment, net	753,810	718,853

Property, Plant and Equipment, net	102,977	101,031
Prepaid Expenses and Other Assets	20,610	19,507
Intangible Assets, net	10,868	11,487
Goodwill	27,700	27,700
Total Assets	$1,009,435	$972,446

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Notes Payable	$280,902	$302,000
Accounts Payable and Accrued Liabilities	68,811	52,220
Deferred Income	27,143	26,924
Deferred Income Taxes, net	236,885	226,564
Total Liabilities	613,741	607,708

Shareholders' Equity:
Common Stock, no par value --
Authorized --- 40,000 shares
Issued and Outstanding ---- 25,686 shares in 2013 and 24,931 shares in 2012	103,239	85,342
Retained Earnings	292,455	279,396
Total Shareholders' Equity	395,694	364,738
Total Liabilities and Shareholders' Equity	$1,009,435	$972,446

MCGRATH RENTCORP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine Months Ended September 30,
(in thousands)	2013	2012

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$31,636	$32,841
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	57,097	53,665
Provision for Doubtful Accounts	1,347	1,775
Non-Cash Share-Based Compensation	3,382	3,154
Gain on Sale of Used Rental Equipment	(9,928)	(9,381)
Change In:
Accounts Receivable	(1,910)	(10,152)
Prepaid Expenses and Other Assets	(1,103)	(10,729)
Accounts Payable and Accrued Liabilities	8,855	3,580
Deferred Income	219	10,575
Deferred Income Taxes	10,321	15,680
Net Cash Provided by Operating Activities	99,916	91,008

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of Rental Equipment	(93,448)	(106,219)
Purchase of Property, Plant and Equipment	(7,962)	(11,025)
Proceeds from Sale of Used Rental Equipment	25,374	20,556
Net Cash Used in Investing Activities	(76,036)	(96,688)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Borrowings (Repayments) Under Bank Lines of Credit	(21,098)	17,693
Proceeds from the Exercise of Stock Options	13,170	3,572
Excess Tax Benefit from Exercise and Disqualifying Disposition of Stock Options	1,345	844
Payment of Dividends	(18,258)	(17,296)
Net Cash Provided by (Used in) Financing Activities	(24,841)	4,813

Net Decrease in Cash	(961)	(867)
Cash Balance, beginning of period	1,612	1,229
Cash Balance, end of period	$651	$362

Interest Paid, during the period	$5,607	$5,854
Net Income Taxes Paid, during the period	$7,930	$4,633
Dividends Accrued, during the period, not yet paid	$6,370	$6,156
Rental Equipment Acquisitions, not yet paid	$7,367	$6,868

McGRATH RENTCORP
BUSINESS SEGMENT DATA (unaudited)
Three Months Ended September 30, 2013
	Mobile	TRS-	Adler
(dollar amounts in thousands)	Modular	RenTelco	Tanks	Enviroplex	Consolidated
Revenues
Rental	$21,079	$25,718	$19,144	$ —	$65,941
Rental Related Services	8,518	873	6,467	—	15,858
Rental Operations	29,597	26,591	25,611	—	81,799
Sales	10,000	6,894	122	9,499	26,515
Other	91	422	33	—	546
Total Revenues	39,688	33,907	25,766	9,499	108,860

Costs and Expenses
Direct Costs of Rental Operations:
Depreciation of Rental Equipment	3,651	10,064	3,518	—	17,233
Rental Related Services	5,815	752	4,711	—	11,278
Other	10,232	3,592	2,537	—	16,361
Total Direct Costs of Rental Operations	19,698	14,408	10,766	—	44,872
Costs of Sales	8,003	4,232	115	6,428	18,778
Total Costs of Revenues	27,701	18,640	10,881	6,428	63,650

Gross Profit
Rental	7,196	12,062	13,089	—	32,347
Rental Related Services	2,703	121	1,756	—	4,580
Rental Operations	9,899	12,183	14,845	—	36,927
Sales	1,997	2,662	7	3,071	7,737
Other	91	422	33	—	546
Total Gross Profit	11,987	15,267	14,885	3,071	45,210
Selling and Administrative Expenses	9,438	5,723	6,378	844	22,383
Income from Operations	$2,549	$9,544	$8,507	$2,227	22,827
Interest Expense					2,148
Provision for Income taxes					8,106
Net Income					$12,573

Other Information
Average Rental Equipment [1]	$549,398	$266,480	$268,499
Average Monthly Total Yield [2]	1.28%	3.22%	2.38%
Average Utilization [3]	69.1%	62.5%	66.8%
Average Monthly Rental Rate [4]	1.85%	5.15%	3.56%

1 Average Rental Equipment represents the cost of rental equipment excluding accessory equipment. For Mobile Modular and Adler Tanks, Average Rental Equipment also excludes new equipment inventory.
2 Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment for the period.
3 Average Utilization is calculated by dividing the cost of Average Rental Equipment on rent by the total cost of Average Rental Equipment.
4 Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent for the period.

McGRATH RENTCORP
BUSINESS SEGMENT DATA (unaudited)
Three Months Ended September 30, 2012
	Mobile	TRS-	Adler
(dollar amounts in thousands)	Modular	RenTelco	Tanks	Enviroplex	Consolidated
Revenues
Rental	$20,001	$26,529	$16,888	$ —	$63,418
Rental Related Services	7,227	1,147	4,636	—	13,010
Rental Operations	27,228	27,676	21,524	—	76,428
Sales	5,661	5,803	1,735	9,183	22,382
Other	111	447	62	—	620
Total Revenues	33,000	33,926	23,321	9,183	99,430

Costs and Expenses
Direct Costs of Rental Operations:
Depreciation of Rental Equipment	3,478	9,670	3,015	—	16,163
Rental Related Services	5,321	949	3,982	—	10,252
Other	6,679	3,938	2,081	—	12,698
Total Direct Costs of Rental Operations	15,478	14,557	9,078	—	39,113
Costs of Sales	4,368	3,009	1,695	7,605	16,677
Total Costs of Revenues	19,846	17,566	10,773	7,605	55,790

Gross Profit
Rental	9,844	12,921	11,792	—	34,557
Rental Related Services	1,906	198	654	—	2,758
Rental Operations	11,750	13,119	12,446	—	37,315
Sales	1,293	2,794	40	1,578	5,705
Other	111	447	62	—	620
Total Gross Profit	13,154	16,360	12,548	1,578	43,640
Selling and Administrative Expenses	8,538	6,210	4,938	1,162	20,848
Income from Operations	$4,616	$10,150	$7,610	$416	22,792
Interest Expense					2,312
Provision for Income taxes					8,029
Net Income					$12,451

Other Information
Average Rental Equipment [1]	$526,534	$271,983	$31,955
Average Monthly Total Yield [2]	1.26%	3.25%	2.43%
Average Utilization [3]	66.2%	65.7%	68.9%
Average Monthly Rental Rate [4]	1.91%	4.95%	3.52%

1 Average Rental Equipment represents the cost of rental equipment excluding accessory equipment. For Mobile Modular and Adler Tanks, Average Rental Equipment also excludes new equipment inventory.
2 Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment for the period.
3 Average Utilization is calculated by dividing the cost of Average Rental Equipment on rent by the total cost of Average Rental Equipment.
4 Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent for the period.

McGRATH RENTCORP
BUSINESS SEGMENT DATA (unaudited)
Nine Months Ended September 30, 2013
	Mobile	TRS-	Adler
(dollar amounts in thousands)	Modular	RenTelco	Tanks	Enviroplex	Consolidated
Revenues
Rental	$60,367	$75,897	$53,321	$ —	$189,585
Rental Related Services	21,009	2,285	16,070	—	39,364
Rental Operations	81,376	78,182	69,391	—	228,949
Sales	16,483	20,370	1,407	15,926	54,186
Other	323	1,146	102	—	1,571
Total Revenues	98,182	99,698	70,900	15,926	284,706

Costs and Expenses
Direct Costs of Rental Operations:
Depreciation of Rental Equipment	10,740	29,538	10,183	—	50,461
Rental Related Services	15,386	2,080	12,125	—	29,591
Other	24,275	10,072	7,855	—	42,202
Total Direct Costs of Rental Operations	50,401	41,690	30,163	—	122,254
Costs of Sales	12,900	11,783	1,295	12,120	38,098
Total Costs of Revenues	63,301	53,473	31,458	12,120	160,352

Gross Profit
Rental	25,352	36,287	35,283	—	96,922
Rental Related Services	5,623	205	3,945	—	9,773
Rental Operations	30,975	36,492	39,228	—	106,695
Sales	3,583	8,587	112	3,806	16,088
Other	323	1,146	102	—	1,571
Total Gross Profit	34,881	46,225	39,442	3,806	124,354
Selling and Administrative Expenses	26,809	18,123	18,475	2,406	65,813
Income from Operations	$8,072	$28,102	$20,967	$1,400	58,541
Interest Expense					6,508
Provision for Income taxes					20,397
Net Income					$31,636

Other Information
Average Rental Equipment [1]	$541,835	$265,767	$260,385
Average Monthly Total Yield [2]	1.24%	3.17%	2.28%
Average Utilization [3]	67.6%	63.3%	65.7%
Average Monthly Rental Rate [4]	1.83%	5.02%	3.47%

1 Average Rental Equipment represents the cost of rental equipment excluding accessory equipment. For Mobile Modular and Adler Tanks, Average Rental Equipment also excludes new equipment inventory.
2 Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment for the period.
3 Average Utilization is calculated by dividing the cost of Average Rental Equipment on rent by the total cost of Average Rental Equipment.
4 Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent for the period.

McGRATH RENTCORP
BUSINESS SEGMENT DATA (unaudited)
Nine Months Ended September 30, 2012
	Mobile	TRS-	Adler
(dollar amounts in thousands)	Modular	RenTelco	Tanks	Enviroplex	Consolidated
Revenues
Rental	$59,414	$74,796	$49,117	$ —	$183,327
Rental Related Services	19,427	2,831	12,445	—	34,703
Rental Operations	78,841	77,627	61,562	—	218,030
Sales	9,949	16,092	2,371	13,906	42,318
Other	345	1,309	122	—	1,776
Total Revenues	89,135	95,028	64,055	13,906	262,124

Costs and Expenses
Direct Costs of Rental Operations:
Depreciation of Rental Equipment	10,437	28,280	8,519	—	47,236
Rental Related Services	15,246	2,698	9,872	—	27,816
Other	18,326	10,537	4,993	—	33,856
Total Direct Costs of Rental Operations	44,009	41,515	23,384	—	108,908
Costs of Sales	7,467	8,311	2,119	11,064	28,961
Total Costs of Revenues	51,476	49,826	25,503	11,064	137,869

Gross Profit
Rental	30,651	35,979	35,605	—	102,235
Rental Related Services	4,181	133	2,573	—	6,887
Rental Operations	34,832	36,112	38,178	—	109,122
Sales	2,482	7,781	252	2,842	13,357
Other	345	1,309	122	—	1,776
Total Gross Profit	37,659	45,202	38,552	2,842	124,255
Selling and Administrative Expenses	25,317	19,315	15,347	3,393	63,372
Income (Loss) from Operations	$12,342	$25,887	$23,205	$(551)	60,883
Interest Expense					6,867
Provision for Income taxes					21,175
Net Income					$32,841

Other Information
Average Rental Equipment [1]	$521,382	$266,148	$216,985
Average Monthly Total Yield [2]	1.27%	3.13%	2.52%
Average Utilization [3]	66.3%	65.8%	72.0%
Average Monthly Rental Rate [4]	1.91%	4.76%	3.49%

1 Average Rental Equipment represents the cost of rental equipment excluding accessory equipment. For Mobile Modular and Adler Tanks, Average Rental Equipment also excludes new equipment inventory.
2 Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment for the period.
3 Average Utilization is calculated by dividing the cost of Average Rental Equipment on rent by the total cost of Average Rental Equipment.
4 Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent for the period.

Reconciliation of Adjusted EBITDA to the most directly comparable GAAP measures

To supplement the Company's financial data presented on a basis consistent with accounting principles generally accepted in the United States of America ("GAAP"), the Company presents "Adjusted EBITDA", which is defined by the Company as net income before interest expense, provision for income taxes, depreciation, amortization, and non-cash share-based compensation. The Company presents Adjusted EBITDA as a financial measure as management believes it provides useful information to investors regarding the Company's liquidity and financial condition and because management, as well as the Company's lenders, use this measure in evaluating the performance of the Company.

Management uses Adjusted EBITDA as a supplement to GAAP measures to further evaluate the Company's period-to-period operating performance, compliance with financial covenants in the Company's revolving lines of credit and senior notes and the Company's ability to meet future capital expenditure and working capital requirements. Management believes the exclusion of non-cash charges, including share-based compensation, is useful in measuring the Company's cash available for operations and performance of the Company. Because management finds Adjusted EBITDA useful, the Company believes its investors will also find Adjusted EBITDA useful in evaluating the Company's performance.

Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows, or other consolidated income or cash flow data prepared in accordance with GAAP or as a measure of the Company's profitability or liquidity. Adjusted EBITDA is not in accordance with or an alternative for GAAP, and may be different from non-GAAP measures used by other companies. Unlike EBITDA, which may be used by other companies or investors, Adjusted EBITDA does not include share-based compensation charges. The Company believes that Adjusted EBITDA is of limited use in that it does not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP and does not accurately reflect real cash flow. In addition, other companies may not use Adjusted EBITDA or may use other non-GAAP measures, limiting the usefulness of Adjusted EBITDA for purposes of comparison. The Company's presentation of Adjusted EBITDA should not be construed as an inference that the Company will not incur expenses that are the same as or similar to the adjustments in this presentation. Therefore, Adjusted EBITDA should only be used to evaluate the Company's results of operations in conjunction with the corresponding GAAP measures. The Company compensates for the limitations of Adjusted EBITDA by relying upon GAAP results to gain a complete picture of the Company's performance. Because Adjusted EBITDA is a non-GAAP financial measure as defined by the SEC, the Company includes in the tables below reconciliations of Adjusted EBITDA to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Reconciliation of Net Income to Adjusted EBITDA

(dollar amounts in thousands)	Three Months Ended		Nine Months Ended		Twelve Months Ended
	September 30,		September 30,		September 30,
	2013	2012	2013	2012	2013	2012
Net Income	$12,573	$12,451	$31,636	$32,841	$43,572	$46,068
Provision for Income Taxes	8,106	8,029	20,397	21,175	27,312	29,179
Interest	2,148	2,312	6,508	6,867	8,790	8,986
Income from Operations	22,827	22,792	58,541	60,883	79,674	84,233
Depreciation and Amortization	19,452	18,326	57,097	53,665	75,908	71,314
Non-Cash Share-Based Compensation	1,127	1,077	3,382	3,154	4,068	4,666
Adjusted EBITDA [1]	$43,406	$42,195	$119,020	$117,702	$159,650	$160,213

Adjusted EBITDA Margin [2]	40%	42%	42%	45%	41%	46%

Reconciliation of Adjusted EBITDA to Net Cash Provided by Operating Activities

(dollar amounts in thousands)	Three Months Ended		Nine Months Ended		Twelve Months Ended
	September 30,		September 30,		September 30,
	2013	2012	2013	2012	2013	2012
Adjusted EBITDA [1]	$43,406	$42,195	$119,020	$117,702	$159,650	$160,213
Interest Paid	(1,276)	(1,238)	(5,607)	(5,854)	(8,860)	(9,025)
Net Income Taxes Paid	(1,151)	(1,417)	(7,930)	(4,633)	(9,139)	(5,849)
Gain on Sale of Used Rental Equipment	(3,672)	(3,413)	(9,928)	(9,381)	(12,936)	(12,112)
Change in certain assets and liabilities:
Accounts Receivable, net	(5,533)	(14,646)	(563)	(8,377)	7,399	(11,407)
Prepaid Expenses and Other Assets	(935)	(1,240)	(1,103)	(10,729)	7,288	(13,846)
Accounts Payable and Other Liabilities	1,631	(1,434)	5,808	1,705	387	(2,362)
Deferred Income	1,207	6,928	219	10,575	(8,499)	10,211
Net Cash Provided by Operating Activities	$33,677	$25,735	$99,916	$91,008	$135,290	$115,823

1 Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, amortization and non-cash share-based compensation.
2 Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by total revenues for the period.
CONTACT: Keith E. Pratt
         Chief Financial Officer
         925 606 9200